EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Blake Stowell	Anton Nicholas
The SCO Group	Sloane & Company
bstowell@sco.com	anicholas@sloanepr.com
Tel: (801) 932-5703	Tel: (212) 446-1889
www.sco.com

THE SCO GROUP ANNOUNCES FOURTH QUARTER

AND FISCAL 2004 RESULTS

LINDON, Utah— Dec. 21, 2004—The SCO Group, Inc. (Nasdaq: SCOX), owner of the UNIX operating system and a leading provider of UNIX-based solutions, today reported results for its fiscal fourth quarter and year ended October 31, 2004.

Revenue for the fourth quarter of fiscal year 2004 was $10,075,000 as compared to $24,290,000 from the comparable quarter of the prior year.  The decrease in revenue in the fourth quarter of fiscal year 2004 from the comparable quarter of the prior year was primarily due to a decrease in SCOsource licensing revenue to $120,000 from $10,316,000 and from continued competitive pressures on the Company’s UNIX products and services.

The net loss attributable to common stockholders for the fourth quarter of fiscal year 2004 was $6,516,000, or ($0.37) per diluted common share, as compared to a net loss attributable to common stockholders of $1,568,000, or ($0.12) per diluted common share for the comparable quarter of the prior year.  Included in the net loss attributable to common stockholders for the fourth quarter of fiscal year 2004 were charges related to a restructuring of continuing operations, reductions in force and dispositions of long-lived assets totaling $2,702,000.

“Fourth Quarter achievements demonstrate continued progress at SCO,” said Darl McBride, president and CEO, The SCO Group.  “The management team has maintained its commitment to operate our core UNIX business profitably.  With the benefit of additional efficiency improvements now in place, we expect the UNIX business will generate cash during fiscal year 2005.  During the fourth quarter we also completed an agreement to cap the legal fees relating to the pending contract and intellectual property litigation.  The combination of these two positive actions positions us well to pursue our strategy to protect our contractual and intellectual property rights on behalf of our customers, employees and shareholders.”

For fiscal year 2004, revenue was $42,809,000 compared to revenue for fiscal year 2003 of $79,254,000.  For fiscal year 2004, the net loss attributable to common stockholders was $16,227,000, or ($1.07) per diluted common share, compared to net income attributable to common stockholders of $5,304,000, or $0.34 per diluted common share.  Cash and available-for-sale securities were $31,449,000 at October 31, 2004.  In addition, $5,000,000 was placed in an escrow account and is classified as a component of restricted cash as of October 31, 2004. This cash will be used to pay for certain expenses associated with our intellectual property litigation.

UNIX Business Highlights

The fourth quarter of fiscal year 2004 marked the third consecutive quarter of stable revenue for the UNIX business.  The Company’s management team continued to make operating improvements in this business to help it generate positive cash flow in fiscal year 2005.  Additionally, the Company anticipates releasing the next version of its OpenServer product, code-named Legend, during the first half of 2005.  This product will mark the culmination of a significant product development effort and reinforces the Company’s investment in its ongoing UNIX business.

During the fourth quarter, the Company launched a new version to its collaboration product, SCOoffice Server 4.1, which has been gaining acceptance in various markets throughout the world.  In addition, the Company launched its SCO Marketplace initiative targeted to third-party developers who wish to participate with the Company in development projects that will benefit and enhance future SCO products.

Litigation Agreement

On November 4, 2004 the Company filed a Form 8-K with the Securities and Exchange Commission indicating it had finalized an amended engagement agreement with the law firms representing the Company in its current litigation.  The revised engagement agreement limits the Company’s attorneys fees after September 1, 2004 associated with its intellectual property litigation to approximately $31 million (other than contingency fees) and will enable the Company to finance the litigation through to its conclusion, including any necessary appeals.  The revised engagement agreement will also lower the Company’s ongoing quarterly costs associated with its intellectual property litigation.

Outlook

The following statements are forward looking and actual results may differ materially. See the discussion of certain risks and uncertainties related to this financial outlook at the end of this release under “Forward-Looking Statements.”

With the attorneys fees associated with the Company’s litigation capped and a core UNIX business expected to generate positive cash flow during fiscal year 2005, the Company is in position to pursue its existing litigation through to its conclusion.  The Company will continue to protect its UNIX contractual and intellectual property rights and to aggressively pursue its claims through the judicial system.

Conference Call

As previously announced, The SCO Group will host a conference call at 5:00 p.m. EDT today, December 21, 2004, to discuss its fourth quarter and year end results.  To participate in the teleconference, please call 800-565-5442 or 913-981-5591; confirmation code: 818639, approximately five minutes prior to the time stated above. A listen-only Web cast of the call will be broadcast live with a replay available the following day. The Web cast and replay may be accessed from http://ir.sco.com/medialist.cfm.

About SCO

The SCO Group, Inc. (Nasdaq: SCOX - News) helps millions of customers in more than 82 countries to grow their businesses everyday.  Headquartered in Lindon, Utah, SCO has a worldwide network of more than 11,000 resellers and 4,000 developers.  SCO Global Services provides reliable localized support and services to partners and customers.  For more information on SCO products and services, visit http://www.sco.com.

SCO and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX is a registered trademark of The Open Group. All other brand or product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

Forward-Looking Statements

This press release, particularly the “Outlook” section, contains forward-looking statements representing our current expectations and beliefs, including, among other things: (i) the expectation that we will continue to pursue our strategy to protect our intellectual property rights and that we are well positioned to do so; (ii) the expectation that we will generate positive cash flow from our UNIX business in fiscal year 2005; (iii) the expectation that our revised engagement agreement with the law firms representing us in our intellectual property litigation will lower our ongoing quarterly litigation costs and enable us to finance the litigation through to its conclusion, including appeals; and (iv) the anticipated release of the next version of OpenServer in the first half of 2005.  These forward-looking statements and related assumptions are subject to risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements contained herein.  These risks and uncertainties include, without limitation: (a) risks that we will not be successful in our efforts to protect and enforce our intellectual property rights; (b) risks that our core UNIX business may continue to decline; (c) risks that we will face increasing competition from competing providers of operating system products and services, particularly Linux; (d) risks that the U.S. and international economic and political conditions will worsen and adversely affect technology purchases; (e) risks that our SCOsource licensing initiatives will yield fewer licenses or less licensing revenue than anticipated or that such licensing revenue will not be generated when or in amounts currently anticipated; (f) risks that we will require more capital to sustain our business objectives than we have and that such capital may not be available; and (g) other risks and uncertainties set forth in our filings with the Securities and Exchange Commission.  These forward-looking statements speak only as of the date hereof, and we undertake no obligation to update such forward-looking statements after the date hereof.

The SCO Group Announces Fourth Quarter 2004 Results

Condensed Consolidated Balance Sheets

(in thousands)

	October 31, 2004	October 31, 2003
Assets:
Cash and cash equivalents	$19,693	$64,428
Restricted cash	8,283	2,025
Available-for-sale securities	11,756	4,095
Accounts receivable, net	6,638	9,282
Other current assets	1,870	2,450
Total current assets	48,240	82,280
Property and equipment, net	649	1,148
Goodwill and intangibles, net	5,413	10,452
Other assets	1,098	1,072
Total assets	$55,400	$94,952

Liabilities:
Accounts payable	$7,854	$1,978
Accrued payroll and accrued expenses	7,224	8,506
Accrued compensation to law firms	7,956	10,556
Deferred revenue	4,877	5,501
Derivative related to Series A convertible preferred stock	—	15,224
Other current liabilities	4,916	3,347
Total current liabilities	32,827	45,112
Long-term liabilities	343	508
Minority interest	—	145
Convertible preferred stock	—	29,671
Stockholders’ equity	22,230	19,516
Total liabilities and stockholders’ equity	$55,400	$94,952

The SCO Group Announces Fourth Quarter 2004 Results

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended October 31,		Year Ended, October 31,
	2004	2003	2004	2003

Products revenue	$8,296	$12,012	$35,352	$45,028
Services revenue	1,659	1,962	6,628	8,380
SCOsource licensing revenue	120	10,316	829	25,846
Total revenue	10,075	24,290	42,809	79,254
Cost of products revenue	857	729	3,221	4,405
Cost of services revenue	861	1,346	4,134	6,354
Cost of SCOsource licensing revenue	4,257	5,288	19,743	9,163
Total cost of revenue	5,975	7,363	27,098	19,922
Gross margin	4,100	16,927	15,711	59,332
Operating expenses:
Sales and marketing	3,086	5,971	17,038	24,392
Research and development	2,445	2,870	10,612	11,012
General and administrative	1,833	1,705	8,308	6,230
Compensation to law firms	—	8,956	—	8,956
Restructuring and other	2,486	—	2,486	498
Amortization of intangibles	593	895	2,566	3,190
Write-down of investment	—	250	—	250
Loss on impairment of long-lived assets	216	164	2,355	164
Stock-based compensation	51	277	919	1,204
Total operating expenses	10,710	21,088	44,284	55,896
Income (loss) from operations	(6,610)	(4,161)	(28,573)	3,436
Equity in income (loss) of affiliates	(4)	109	111	(62)
Other income, net	223	2,886	6,507	2,827
Income (loss) before income taxes	(6,391)	(1,166)	(21,955)	6,201
Provision for income taxes	(125)	(279)	(1,395)	(774)
Net income (loss)	(6,516)	(1,445)	(23,350)	5,427
Dividends on convertible preferred stock	—	(123)	7,123	(123)
Net income (loss) applicable to common stockholders	$(6,516)	$(1,568)	$(16,227)	$5,304
Basic net income (loss) per common share	$(0.37)	$(0.12)	$(1.07)	$0.43
Diluted net income (loss) per common share	$(0.37)	$(0.12)	$(1.07)	$0.34
Weighted average basic common shares outstanding	17,436	13,371	15,155	12,261
Weighted average diluted common shares outstanding	17,436	13,371	15,155	15,679